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                                                                      EXHIBIT 11

           STATEMENT RE COMPUTATION OF PRO FORMA NET INCOME PER SHARE

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                                                                                       THREE MONTHS
                                                                      YEAR ENDED           ENDED
                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1996              1996
                                                                             (IN THOUSANDS,
                                                                         EXCEPT PER SHARE DATA)
Pro forma net income...................................                 $ 7,106           $ 2,253
                                                                        =======           =======
Shares used in computing pro forma net income per
  share:
Weighted average shares outstanding for period.........                  11,418            11,453
Effect of options granted in January 1997:
  Options granted......................................      404
  Option price.........................................  $  1.46
                                                         -------
  Assumed proceeds.....................................      582
  Estimated net IPO proceeds per share.................  $ 13.75
                                                         -------
  Shares assumed repurchased...........................       42
                                                         -------
  Shares deemed outstanding............................      362            362               362
Effect on distribution to stockholders:
  S Corporation Dividend...............................   17,500
  Less: Net income for period from January 1, 1996 to
     December 31, 1996.................................   13,400
                                                         -------
  Dividend in excess of income.........................    4,100
  Estimated net IPO proceeds per share.................  $ 13.75
                                                         -------
     Shares deemed outstanding.........................      298            298               298
                                                                        -------           -------
Shares used in computing pro forma net income per
  share:...............................................                  12,078            12,113
                                                                        =======           =======
Pro forma net income per share.........................                 $  0.59           $  0.19
                                                                        =======           =======
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